Exhibit 10.4

EON LABS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of this 11th day of February, 2005 (the “Effective Date”), between Eon Labs, Inc. (the “Company”) and Sadie M. Ciganek (the “Executive”).

R E C I T A L S:

WHEREAS, the Company and the Executive are both parties to an Employment Agreement dated as of February 2002 (the “Prior Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend and restate the Prior Employment Agreement to provide for an extension of the Employment Term, as defined in the Prior Employment Agreement; and

WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the continued employment of the Executive by the Company; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive has indicated her willingness to provide her services, on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1.                                            Employment.  The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth.  During the Employment Term (as hereinafter defined), the Executive shall serve as Vice President, Regulatory Affairs of the Company, and in such other positions with the Company and its subsidiaries commensurate with the Executive’s title as Vice President, Regulatory Affairs as the Board of Directors of the Company (the “Board”) or its designee shall from time to time specify.  During the Employment Term, the Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder, together with other duties, responsibilities and obligations commensurate with the Executive’s title as the Board or its designee shall from time to time specify.

Section 2.                                            Term.  Unless sooner terminated pursuant to Section 6 hereof, the Executive’s employment hereunder shall be deemed to have commenced on February 11th, 2005 (the “Effective Date) and shall continue during the period ending on the third anniversary of the Effective Date (the “Employment Term”).

Section 3.                                            Compensation.  During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a)                                  Salary.  As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary of $146,000 per annum with increases, if any, as may be approved in writing by the Board (the “Salary”).  The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time. The Executive’s base annual salary as of February 2, 2004 was $188,017.

(b)                                 Annual Bonus.  In the sole discretion of the Board, the Executive shall be eligible to receive an annual cash bonus (“Bonus”).

(c)                                  Benefits. The Executive shall be entitled to participate in health, insurance, pension and other benefits provided to other similarly situated employees of the Company.  The Executive shall also be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other similarly situated employees of the Company in accordance with the Company policy in effect from time to time.

Section 4.                                            Exclusivity.  During the Employment Term, the Executive shall devote her full working time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him in accordance with the terms of this Agreement, shall use her best efforts to promote and serve the interests of the Company, and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company, (ii) engage in personal investing activities and/or charitable activities consistent with the Company’s policy regarding investments (which may change from time to time) or (iii) with the consent of the Board, serve as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, provided that activities set forth in these clauses (i), (ii), or (iii) either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

Section 5.                                            Reimbursement for Expenses.  The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Board from time to time.  The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

Section 6.                                            Termination and Default.

(a)                                  Early Termination of the Employment Term.  The Employment Term shall earlier terminate upon the earliest to occur of (i) a termination of Executive’s employment due to the Executive’s death, (ii) a termination by reason of a Disability, where “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Executive’s duties hereunder for a period of 120 consecutive days or 180 days during any 12-month period, (iii) a termination by the Company with or without Cause (as defined below), or (iv) a termination voluntary resignation by the Executive.

(b)                                 Termination due to Death or Disability.  The Executive’s employment shall terminate upon her death, or in the event of a Disability, upon delivery of written notice to the Executive of such termination by reason of the Executive’s Disability.  Upon such event, the Executive, or Executive’s estate, as applicable, shall be entitled to receive the amounts specified in Section 6(e) below.  The Board’s reasoned and good faith judgment of Disability shall be final, binding and conclusive and shall be based on such competent medical evidence as shall be presented to it by Executive and/or by any physician or group of physicians or other competent medical expert employed by Executive or the Company to advise the Board.

(c)                                  Termination by the Company with or without Cause.  The Company may terminate the Executive’s employment at any time, with or without Cause.  Termination of the Executive’s employment hereunder shall be effective upon delivery of written notice of such termination.  For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s failure (except where due to sickness or other Disability), neglect or refusal to perform her duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 10 days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall with reasonable specificity set forth the nature of said failure, neglect or refusal; (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) public or consistent drunkenness by the Executive or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of the Executive’s duties hereunder; (iv) conviction of, or plea of guilty or nolo contendere to, the commission of a felony by the Executive; (v) the commission by the Executive of an act of fraud or embezzlement against the Company; or (vi) the Executive’s breach of any of the covenants provided in Section 7 hereof.

(d)                                 Resignation by the Executive.  The Executive shall have the right to terminate her employment at any time by giving thirty (30) days written notice of her resignation.

(e)                                  Payments upon Termination.  (i)  In the event that the Executive’s employment terminates for any reason, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary, any unpaid Bonus in respect to any completed fiscal year which has ended prior to the date of termination, accrued but unused vacation and any unreimbursed expenses.  Amounts owed by the Company in respect of the payments under Section 6(e)(i) hereof or reimbursement for expenses under the provisions of Section 5 hereof shall be paid within five (5) business days of any termination , except amounts payable with respect to unpaid Bonus, which shall be paid at such time bonus amounts are paid to other senior executives.

(ii)                                  In the event that prior to a Change in Control, the Executive’s employment is terminated by the Company without Cause (other than upon expiration of the

Employment Term pursuant to Section 2 hereof or a termination under Section 6(b) above), in addition to the amounts specified in subsection (i) above, (A) the Executive shall be entitled to an amount equal to twelve (12) months Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination, such amount to be payable in substantially equal monthly installments from the date of such termination through the date two months from end of the Company’s fiscal year following the year of such termination (the “Severance Term”); (B) the Company shall pay the Executive an aggregate amount equal to one times the Bonus payable or paid to the Executive in respect of the completed fiscal year which has ended prior to the date of termination, payable in substantially equal monthly installments during the Severance Term; (C) a lump-sum payment equal to twelve (12) times the monthly cost of health continuation coverage for the Executive and her dependents, as provided under COBRA and as determined on the date of termination, whether or not the Executive elects such COBRA coverage; and (D) all outstanding options then held by the Executive shall immediately vest as to the number of covered shares which would otherwise have vested during the Severance Term, assuming no termination of employment had occurred.  Payment of any amounts pursuant to this Section 6(e) shall be expressly conditioned upon the Executive’s execution of a general waiver and release of claims against the Company and its officers, directors, agents, and affiliates.

(iii)                               In the event that in connection with or following a Change in Control, the Executive’s employment is terminated by the Company without Cause (other than upon expiration of the Employment Term pursuant to Section 2 hereof or a termination under Section 6(b) above), in lieu of amounts payable and benefits provided to the Executive pursuant to subsection (ii) above, the Executive shall be entitled to receive (A) a lump-sum cash payment equal to two (2) times (x) the Executive’s then-current Salary and (y) the Bonus payable or paid to the Executive in respect of the completed fiscal year which has ended prior to the date of termination; (B) a lump-sum payment equal to twenty four (24) times the monthly cost of health continuation coverage for the Executive and her dependents, as provided under COBRA and as determined on the date of termination, whether or not the Executive elects such COBRA coverage; and (C) all outstanding options then held by the Executive shall immediately vest and be fully exercisable as of the date of such termination.  For purposes of this Agreement, the term “Change in Control” shall have the same meaning as “Change in Control of the Company” as provided in the Company’s Stock Option Plan (the “Option Plan”).

(iv)                              Payment of any amounts pursuant to this Section 6(e) shall be expressly conditioned upon the Executive’s execution of a general waiver and release of claims against the Company and its officers, directors, agents, and affiliates.

(f)                                    Payment In Lieu.  In the event of termination of the Executive’s employment due to the voluntary resignation by the Executive, the Company may, in its sole and absolute discretion, at any time after notice of termination has been given by the Executive, terminate this Agreement, provided that the Company shall pay to the Executive her then current Salary and continue benefits provided pursuant to Section 3(c) for the duration of the unexpired notice period.

(g)                                 Survival of Operative Sections.  Upon any termination of the Executive’s employment, the provisions of Section 6(e), Section 6(f), and Section 7 through Section 19 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 7.                                            Restrictive Covenants.  The Executive acknowledges and agrees that the agreements and covenants contained in this Section 7 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets and by her employment with the Company, the Executive will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  For purposes of this Section 7, references to the Company shall be deemed to include its subsidiaries.

(a)                                  Confidential Information.  At any time during and after the end of the Employment Term, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive shall use her best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of her duties hereunder, the Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company (“Confidential Information”).  Executive’s obligation under this Section 7(a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the breach of the Executive of this Section 7(a); (iii) is known to the Executive prior to the Executive’s receipt of such information from the Company any of its subsidiaries, as evidenced by written records of the Executive; or (iv) is disclosed after termination of the Executive’s employment to the Executive by a third party not under an obligation of confidence to the Company.

(b)                                 Non-Competition.  The Executive covenants and agrees that during the Employment Term and for a period extending to the first anniversary of the Executive’s termination of employment for any reason (the “Restricted Period”), with respect to any State in which the Company is engaged in business at the time of such termination, the Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for (i) any entity which competes to a material extent with the business activities in which the Company is engaged at the time of such termination or in which business activities the Company has documented plans to become engaged in and as to which Executive has knowledge at the time of Executive’s termination of employment, or (ii) any entity in which any such relationship with the Executive would result in the inevitable use or disclosure of Confidential Information.  Notwithstanding anything herein to the contrary, this Section 7(b) shall not prevent the Executive from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation.

(c)                                  Non-Solicitation; Non-Interference.  During the Restricted Period, the Executive shall not, directly or indirectly, for her own account or for the account of any other individual or entity (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, an agent of, or a service provider to, the Company to terminate such person’s employment, agency or service, as the case may be, with the Company; or (ii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company or any of its subsidiaries, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company.

(d)                                 Non-Disparagement.  The Executive agrees that, except as required by applicable law, or compelled by process of law, at any time following the date hereof, neither he, nor anyone acting on her behalf, shall hereafter (i) make any derogatory, disparaging or critical statement about the Company, or any of the Company’s current officers, directors, employees, shareholders or lenders or any persons who were officers, directors, employees, shareholders or lenders of the Company; or (ii) without the Company’s prior written consent, communicate, directly or indirectly, with the press or other media, concerning the past or present employees or business of the Company.

(e)                                  Return of Documents; Company Property.  In the event of the termination of Executive’s employment for any reason, the Executive shall deliver to the Company all of (i) the property of the Company and (ii) the documents and data of any nature and in whatever medium of the Company in her possession, and she shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(f)                                    Works for Hire.  The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Term (“Developments”); provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive’s time, and (i) which do not relate (A) to the business of the Company or its affiliates or (B) to the Company’s or its affiliates actual or demonstrably anticipated research or development, and (ii) which do not result from any work performed by the Executive for the Company.  Subject to the foregoing, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Term.  The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company.  The Executive agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive.  In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC ‘ 101).  To the extent allowed by law, this Section 7(f) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (“Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, the Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law.  The Executive will confirm any such waivers and consents from time to time as requested by the Company.

(g)                                 Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 7 unenforceable, the other provisions of this Section 7 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 8.                                            Injunctive Relief.  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.  Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 7(b) or Section 7(c) hereof and during any other period required for litigation during which the Company seeks to enforce this covenant against the Executive if it is ultimately determined that such person was in breach of such covenants.

Section 9.                                            Representations and Warranties of the Executive.  The Executive represents that:

(a)                                  the Executive is entering into this Agreement voluntarily and that her employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which she is a party or by which he may be bound,

(b)                                 she has not, and in connection with her employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which she is or may be bound, and

(c)                                  in connection with her employment with the Company she will not use any confidential or proprietary information she may have obtained in connection with employment with any prior employer.

Section 10.                                      Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

Section 11.                                      Indemnification.  The Company shall indemnify the Executive (and her legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the laws of the State of New York, as in effect at the time of the subject act or omission, or the Certificate of Incorporation and By-Laws of the Company as in effect at such time or on the date of this Agreement, whichever affords or afforded greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or her legal representatives in connection with any action, suit or proceeding to which she (or her legal representatives or other successors) may be made a party by reason of her being or having been a director, officer or employee of the Company or any of its subsidiaries.  If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense hereof and the employment of counsel and payment of all fees and expenses.

Section 12.                                      Binding Arbitration.  Without limiting the remedies available to the Company pursuant to Section 8, any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (with the exception that there will be a panel of three arbitrators rather than a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The costs of any such arbitration proceedings shall be borne equally by the Company and Executive, and neither party shall be entitled to recover attorney’s fee or costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder. The location for the arbitration shall be New York City, New York.  Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Section 13.                                      Successors and Assigns; No Third-Party Beneficiaries.

(a)                                  The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).  The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

(b)                                 The Executive.  The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

Section 14.                                      Waiver and Amendments.  Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15.                                      Severability and Governing Law.  If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 16.                                      Notices.

(a)                                  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Executive may be given to the Executive personally or may be mailed to Executive at the Executive’s last known address, as reflected in the Company’s records.

(b)                                 Any notice so addressed shall be deemed to be given:  (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 17.                                      Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 18.                                      Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties, including, without limitation, the Prior Employment Agreement, relating to the subject matter of this Agreement.

Section 19.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EON LABS, INC.

By:	/s/ William F. Holt
Name: William F. Holt
Title: V.P. Finance

EXECUTIVE

/s/ Sadie M. Ciganek
Sadie M. Ciganek